Exhibit 99.1

CONTACT:    Jon Faulkner
Chief Financial Officer
706-876-5814
jon.faulkner@dixiegroup.com

THE DIXIE GROUP REPORTS 2012 YEAR-END RESULTS

CHATTANOOGA, Tenn. (February 20, 2013) -- The Dixie Group, Inc. (NASDAQ:DXYN) today reported financial results for the fiscal year ended December 29, 2012. Net sales for fiscal 2012 were $266,372,000, up slightly versus the prior year on a non-GAAP adjusted comparable 52 week basis, as detailed on the enclosed schedule. Sales decreased 1.4% from $270,110,000 in the prior year on a fiscal basis. In 2012, we had a loss from continuing operations of $653,000, or $0.05 per diluted share, compared with income from continuing operations of $1,272,000, or $0.10 per diluted share, for the year ended December 31, 2011. The prior year included a gain of $563,000 from the favorable termination of a lease while 2012 included manufacturing realignment and Colormaster dye facility integration expenses of $1,383,000.

In the fourth quarter of 2012, the Company had sales of $71,134,000 and a loss from continuing operations of $413,000, or $0.03 per diluted share, compared with sales of $65,349,000 and a loss from continuing operations of $203,000, or $0.02 per diluted share for the fourth quarter of 2011.

Commenting on the results, Daniel K. Frierson, chairman and chief executive officer, said, “The year of 2012 was a year of changes. Though 2012 was not satisfactory from a profitability standpoint, we put in place structural changes to our business to take advantage of the positive market dynamics we foresee in the future. We see a positive impact in 2013 from the rise in existing home sales we have seen in 2012 and positive momentum in the commercial business. For the year our residential products sales, again adjusted to a comparable 52 week basis, grew 4.3% while industry results were slightly positive. Our commercial business was down for the year while the industry grew in the low mid-single digits.

“Our fourth quarter sales were up 8.9% or approximately three times industry growth for the period. Of particular note, we had growth in both our residential and commercial product categories that exceeded industry growth. We had particularly strong sales in our wool and rug product segments. Our fourth quarter profitability was negatively impacted due to higher investments in new products, and acquisition and integration expenses associated with our Colormaster dyeing facility; however, we believe that these investments will continue our above-industry average sales growth into 2013.

“Over the year just completed, we have had several initiatives to expand our capabilities while improving our response to the market. We expanded our yarn facility in 2012 and are continuing that expansion into 2013. Combined, we are increasing capacity 43% over the two year period. We re-established our Eton tufting operation, accomplishing the dual objectives of simplifying our Atmore tufting facility while lowering cost and improving quality for both facilities. We purchased the Colormaster continuous dyeing facility; thereby providing an opportunity to lower our dyeing costs as we transition our products into the plant during 2013. We acquired the rug assets of a supplier to increase the supply for our popular Infinity and Rug 4.0 wool rug programs. Finally, we installed new raw material processing equipment to lower cost and improve delivery in our modular carpet tile business.

“We have new management in our commercial business and are implementing several new growth initiatives as a result. These include launching our Speak modular tile product line, which offers high styled products with a strong infusion of color play, and allows the design community to specify products on a budget without sacrificing the design aesthetic. In addition we have re-aligned and expanded our sales force to better service select commercial markets.

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The Dixie Group Reports Fourth Quarter Results

February 20, 2013

“In the residential market in 2013, we will build on the successful product introductions we had in 2012. We are excited about the continued success of our new Stainmaster® products using TruSoft™, the new standard of “soft” in the floorcovering market and SolarMax™, with its inherent stain and fade resistance. In addition, we will continue to expand our product offering using our wool “permaset” process giving the designer unlimited color flexibility.

“From a financial perspective in 2012, gross margins improved slightly, despite added expenses due to the ongoing manufacturing re-alignment and integration costs associated with the Colormaster acquisition. Our capital expenditures consisted of $4 million in expenditures for normal operational needs and $9 million for the Colormaster and rug asset acquisitions. Our depreciation and amortization for 2012 was $9.4 million. For 2013, we anticipate capital expenditures of $8 million as compared to depreciation and amortization of $10 million.

“We see 2013 as a positive year of growth as we implement new initiatives both operationally and in the sales and marketing areas. We will continue to emphasize new product introductions and expanded presence on the retail floor to better position us for growth as the market improves. We are optimistic about 2013 and that this is the year in which the industry should finally gain momentum after the longest downturn we have ever experienced. As always we are dedicated to continue to supply our customers with beautiful products of the highest quality,” Frierson concluded.

For the year, the Company's loss from discontinued operations was $274,000, or $0.02 per diluted share, compared with a loss from discontinued operations of $286,000, or $0.02 per diluted share, for the prior year. Including discontinued operations, the Company reported a net loss of $927,000, or $0.07 per diluted share for the year of 2012, compared with a net income of $986,000, or $0.08 per diluted share, for the year-earlier period. For the fourth quarter of 2012, the loss from discontinued operations was $2,000, or $0.00 per diluted share, compared to a loss from discontinued operations of $158,000, or $0.01 per diluted share for 2011. Including discontinued operations, the Company reported a net loss of $415,000, or $0.03 per diluted share, for the fourth quarter of 2012, compared with net loss of $361,000, or $0.03 per diluted share, for the year-earlier period.

A listen-only Internet simulcast and replay of Dixie's conference call may be accessed with appropriate software at the Company's web site or at www.earnings.com. The simulcast will begin at approximately 11:00 a.m. Eastern Time on February 20, 2013. A replay will be available approximately two hours later and will continue for approximately 30 days. If Internet access is unavailable, a listen-only telephonic conference will be available by dialing (913) 312-0827 and entering 3343568 at least ten minutes before the appointed time. A seven-day telephonic replay will be available two hours after the call ends by dialing (719) 457-0820 and entering 3343568 when prompted for the access code.

The Dixie Group (www.thedixiegroup.com) is a leading marketer and manufacturer of carpet and rugs to higher-end residential and commercial customers through the Fabrica International, Masland Carpets, Dixie Home, and Masland Contract brands.

Statements in this news release, which relate to the future, are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Such factors include the levels of demand for the products produced by the Company. Other factors that could affect the Company's results include, but are not limited to, raw material and transportation costs related to petroleum prices, the cost and availability of capital, and general economic and competitive conditions related to the Company's business. Issues related to the availability and price of energy may adversely affect the Company's operations. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.

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The Dixie Group Reports Fourth Quarter Results

February 20, 2013

THE DIXIE GROUP, INC.
Consolidated Condensed Statements of Operations
(unaudited; in thousands, except earnings per share)

	Three Months Ended		Twelve Months Ended
	December 29, 2012	December 31, 2011	December 29, 2012	December 31, 2011
NET SALES	$71,134	$65,349	$266,372	$270,110
Cost of sales	53,739	48,910	201,000	204,604
GROSS PROFIT	17,395	16,439	65,372	65,506
Selling and administrative expenses	16,959	15,837	63,489	60,667
Other operating (income) expense, net	21	82	68	(266)
Facility consolidation and severance expenses, net	—	—	—	(563)
OPERATING INCOME	415	520	1,815	5,668
Interest expense	877	735	3,146	3,470
Other (income) expense, net	3	(48)	(277)	(75)
Refinancing expenses	—	—	—	317
Income (loss) from continuing operations before taxes	(465)	(167)	(1,054)	1,956
Income tax provision (benefit)	(52)	36	(401)	684
Income (loss) from continuing operations	(413)	(203)	(653)	1,272
Loss from discontinued operations, net of tax	(2)	(158)	(274)	(286)
NET INCOME (LOSS)	$(415)	$(361)	$(927)	$986

BASIC EARNINGS (LOSS) PER SHARE:
Continuing operations	$(0.03)	$(0.02)	$(0.05)	$0.10
Discontinued operations	(0.00)	(0.01)	(0.02)	(0.02)
Net income (loss)	$(0.03)	$(0.03)	$(0.07)	$0.08

DILUTED EARNINGS (LOSS) PER SHARE:
Continuing operations	$(0.03)	$(0.02)	$(0.05)	$0.10
Discontinued operations	(0.00)	(0.01)	(0.02)	(0.02)
Net income (loss)	$(0.03)	$(0.03)	$(0.07)	$0.08

Weighted-average shares outstanding:
Basic	12,662	12,597	12,638	12,585
Diluted	12,662	12,597	12,638	12,623

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The Dixie Group Reports Fourth Quarter Results

February 20, 2013

THE DIXIE GROUP, INC.
Consolidated Condensed Balance Sheets
(in thousands)

	December 29, 2012	December 31, 2011
ASSETS	(Unaudited)
Current Assets
Cash and cash equivalents	$491	$298
Receivables, net	32,469	29,173
Inventories	72,245	63,939
Other	9,850	7,589
Total Current Assets	115,055	100,999

Property, Plant and Equipment, Net	69,483	67,541
Other Assets	17,232	14,403
TOTAL ASSETS	$201,770	$182,943

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$34,038	$31,853
Current portion of long-term debt	4,059	2,729
Total Current Liabilities	38,097	34,582

Long-Term Debt	80,166	65,357
Deferred Income Taxes	3,824	4,804
Other Liabilities	15,637	13,815
Stockholders' Equity	64,046	64,385
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$201,770	$182,943

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The Dixie Group Reports Fourth Quarter Results

February 20, 2013

Use of Non-GAAP Financial Information:
(in thousands)

The Company believes that non-GAAP performance measures, which management uses in evaluating the Company's business, may provide users of the Company's financial information with additional meaningful bases for comparing the Company's current results and results in a prior period, as these measures reflect factors that are unique to one period relative to the comparable period. However, the non-GAAP performance measures should be viewed in addition to, not as an alternative for, the Company's reported results under accounting principles generally accepted in the United States.

The twelve months of 2012 contained 52 operating weeks, compared with 53 operating weeks in the twelve months of 2011. Percentage changes in net sales have been adjusted to reflect the comparable number of weeks in the reporting periods.

	Twelve Months Ended
	December 29, 2012	December 31, 2011
Net Sales Adjusted:
Weeks in period	52	53

Net sales as reported	$266,372	$270,110
Adjusted for weeks	—	(4,711)
Non-GAAP net sales as adjusted	$266,372	$265,399

Further non-GAAP reconciliation data, including Non-GAAP Adjusted Operating Income, Adjusted EBIT and Adjusted EBITDA, are available at www.thedixiegroup.com under the Investor Relations section.

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